Exhibit 10.1

LICENSE AND REVENUE SHARING AGREEMENT

This License and Revenue Sharing Agreement (the “Agreement”) is entered into this 15 day of June, 2010, by and among Advance Display Technologies, Inc., a Colorado corporation, with its principal offices located at 42230 Zevo Drive, Temecula, California, 92590, United States of America (the "Screen Owner"), and Times Square Tower Associates LLC, a Delaware limited liability company, with its principal offices located at c/o Boston Properties Limited Partnership, 599 Lexington Avenue, New York, New York 10022, United States of America (the “Building Owner”).

WHEREAS, Screen Owner owns a SkyNet™ flexible mesh video display screen, with accompanying hardware [Serial Number Sky30-00005] (the “Screen”), the specifications of which are attached hereto as Exhibit A, and various trademarks and intellectual property rights appurtenant thereto;

WHEREAS, Screen Owner wishes to exhibit the Screen, subject to the Building Owner’s approval of plans and compliance with the Building Owner’s rules and regulations in connection with the installation and construction thereof, on the building located at 7 Times Square, New York, New York 10036, United States of America (the “Building”) for the Term (as defined below) of this Agreement;

WHEREAS, Screen Owner is willing to provide a limited right of possession, but not ownership, of the Screen to Building Owner on a temporary basis for the limited purpose set forth herein; and

WHEREAS, Building Owner agrees to provide access to and use of the Building by Screen Owner for the installation, maintenance and use of the Screen, and for other purposes as more fully set forth herein; and

WHEREAS, Screen Owner will sell, or arrange for the sale of, Advertising (as defined below) on the Screen to third parties during the Term of this Agreement;

WHEREAS, the Eligible Revenue (as defined below) derived from the Advertising sold by Screen Owner will be shared between Screen Owner and Building Owner as more fully set forth in this Agreement;

NOW, THEREFORE, Screen Owner and Building Owner (individually a “Party” and collectively the “Parties”) agree as follows:

AGREEMENT

In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

ARTICLE 1
Possession of Screen; Rights of Screen Owner

1.1           Building Owner does hereby give and grant unto Screen Owner the sole and exclusive right, title and license to place the Screen on the Building at the location and for the Term of this Agreement, as may be necessary or convenient for Screen Owner to carry out and implement the terms of this Agreement.  The location as aforesaid is described and shown on the attached Exhibit A-1.  Upon satisfaction of the conditions set forth herein, including, but not limited to, compliance with Building Owner’s rules and regulations and Buildings Owner’s approval of Screen Owner’s plans therefor, Screen Owner will install the Screen on the Building, for the purpose of operation and maintenance thereof for the display of Advertising as may be sold by Screen Owner, or its designee, from time to time.  Subject to requirements of law and conditions beyond Building Owner’s control, Building Owner covenants and agrees that it will not hide, cover, remove power from, or otherwise hinder or restrict the visibility of the Screen on or at the Building at any time during the Term hereof.  The delivery of the Screen at the Building and the hanging of the Screen thereon is the responsibility of the Screen Owner, which will bear the direct cost thereof.  Screen Owner shall also be responsible for the routine maintenance of the Screen while it is installed at the Building and for its removal from the Building at the end of the Term, and will bear the cost thereof.

1.2           Intentionally Deleted.

1.3           Subject to the conditions precedent set forth in this Agreement, installation of the Screen by the Screen Owner on the conditions set forth herein will be completed by the latter of: (a) October 30, 2010, or (b) Sixteen (16) weeks from the date that this Agreement is fully executed by the parties hereto (the latter of (a) and (b), the “Outside Date”).  In the event that the Screen is not installed on or before the Outside Date, (which date shall be extended for up to sixty (60) days on account of Force Majeure) then Building Owner shall have the right, upon thirty (30) days prior written notice to Screen Owner, to terminate this Agreement unless within such thirty (30) day period, Screen Owner completes the installation of the Screen.

1.4           Screen Owner shall be solely responsible for maintenance of the Screen and Building Owner shall not perform any maintenance whatsoever thereon under any circumstances (except in the case of emergency); provided, however, that Building Owner shall be required to give prompt notice by phone call to Screen Owner of any problems with the operation or performance of the Screen and to follow the reasonable instructions of Screen Owner with respect to such problems, and Screen Owner shall be entitled to cease all operation of the Screen until such time as it can make appropriate repairs or adjustments.

1.5           In addition to any other rights of Screen Owner under this Agreement, Screen Owner shall also have the right to access or enter the Building at any time during the Term upon reasonable notice to Building Owner and accompanied by a representative of Building Owner: (a) to repair, engineer or maintain the Screen; or (b) to otherwise access and use the Screen or monitor its use, operation and performance if and to the extent that Screen Owner believes it is necessary or appropriate to ensure the fulfillment of the Parties’ respective obligations under this Agreement, as determined by Screen Owner, in its reasonable discretion.

ARTICLE 2
Manner of Use and Installation

2.1           Screen Owner is solely responsible for obtaining all applicable building, use and other permits (the “Permits”) necessary to allow for the installation, operation and maintenance of the Screen on the Building at Screen Owner’s sole and exclusive cost and expense, unless the Building Owner already has the necessary Permits, in which case Screen Owner will reimburse Building Owner for the cost and expense of maintaining only those Permits, or share of such Permits, necessary to allow for the installation, operation and maintenance of the Screen.  If Building Owner does not have the necessary Permits, Building Owner will cooperate with Screen Owner to obtain such Permits.  If Building Owner has the necessary Permits, Building Owner shall supply copies of all necessary Permits as may be required by law to Screen Owner if and to the extent that they are requested by Screen Owner.  Screen Owner, at its sole cost and expense, shall comply with all applicable laws and regulations related to the Screen.

2.2           Building Owner is solely responsible for providing electric power for the installation, operation and maintenance of the Screen at the Building at Building Owner’s sole and exclusive cost and expense.  It is expressly understood and agreed by Building Owner that it will need to provide 480 volt, 3 phase electrical power service panel to operate the Screen.

2.3           (a)           Screen Owner shall not perform any work at the Building without Building Owner’s approval.  Screen Owner shall submit to Building Owner a detailed description of the equipment to be installed, a detailed description of the proposed work and a schedule in connection therewith (the “Proposed Work Plan").

(b)           Each Proposed Work Plan shall be subject to Building Owner’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  The Proposed Work Plan, once approved by the Building Owner, shall be known as the “Approved Work Plan”.  Minor modifications to an Approved Work Plan shall require only Building Owner’s approval stamp or initials indicating acceptance of the changes marked on the Approved Work Plan.

(c)           Screen Owner shall ensure that no mechanics or other liens are filed against the Building.  In performing the installation work, removal work and any other work in the Building, all contractors and subcontractors shall be subject to Building Owner’s prior approval and such contractors and subcontractors shall not unreasonably disrupt or interfere with the use and operation of the Building by Building Owner, its tenants, and its and their employees and invitees.

2.4           Building Owner shall not permit any persons to operate or access the Screen unless and until the Building Owner has received Screen Owner’s prior written permission to operate or access the Screen.

2.5           Screen Owner acknowledges that access to the Screen will be through the premises demised to O’Melveny & Myers LLP (“OMM”) and that (i) Screen Owner shall be required to give reasonable prior notice to OMM of its intent to enter into OMM’s premises, (ii) such access must be at reasonable times from time to time, (iii) Screen Owner must perform all work in a manner so as to minimize interference with OMM’s operations and to minimize any damage that might result to the appearance or function of the affected areas of OMM’s premises and (iv) Screen Owner must promptly repair any damage caused during such entry, including any repair or replacement required to any finishes in OMM’s premises as a result of Screen Owner’s entry therein.

ARTICLE 3
Ownership of Screen and Rights of Screen Owner to Building

3.1           Building Owner specifically agrees to and recognizes: (a) the validity of, and the sole right, title and interest of Screen Owner in, and as the sole owner of, the Screen; and (b) that Screen Owner, in such capacity, controls the exclusive right to use of the Screen, subject to the terms of this Agreement.  Subject to the provisions of Section 9.2 hereof, Building Owner specifically waives and disclaims any right, title, interest or ownership in the Screen other than the license created herein.  Building Owner shall not at any time claim that this Agreement or any matters undertaken pursuant hereto has created for Building Owner any right, title, goodwill or interest in the Screen.  Building Owner promises not to contest ownership or rights of Screen Owner to the Screen under any circumstances unless the Screen is not removed by Screen Owner within ninety (90) days following the expiration or earlier termination of this Agreement.

3.2           Building Owner shall at all times indicate that the Screen is owned by Screen Owner and is used with Screen Owner’s permission and at Screen Owner’s direction and control. Building Owner will comply with any reasonable requests and restrictions that Screen Owner may make with respect to notices of ownership, in any applicable language, concerning the Screen.  Screen Owner agrees to display advertising of Building Owner’s property management business on the Screen when such display will not conflict with, reduce or otherwise negatively impact any revenue generating Advertising which Screen Owner may desire to display on the Screen. Screen Owner may also use the Screen, when such display will not conflict with, reduce or otherwise negatively impact any revenue generating Advertising, for purposes of promoting SkyNet™ and its versatility and for any other related marketing activity related to sale or use of the Screen, including any kind of reasonable branding of the Screen with Screen Owner’s name and/or interest in the Screen as Screen Owner may desire from time to time during any use of or reference to the Screen, and further including, without limitation, a “Powered by ADTI Media” logo (or such other logo as Screen Owner may reasonably select from time to time) in a regularly recurring corner shadow on the content displayed on the Screen or as a discrete intermittent message or both.

ARTICLE 4
Building Owner’s Other Obligations

4.1           From time to time, and provided there is then no Advertising on the Screen, Building Owner may request that Screen Owner post messages or content on the Screen pertaining directly to Building Owner or Boston Properties, Inc.

4.2           (a)           Prior to the installation of the Screen on the Building by Screen Owner, Screen Owner shall file a “Fixture filing,” as such term is defined under N.Y. Uniform Commercial Code Law § 9-102(a)(40) (2010), and any other filing(s) as may be necessary under New York’s uniform commercial code or real property law, to ensure that Screen Owner’s security interest in the Screen continues and has priority over a conflicting interest of an encumbrancer or owner or the Building or the real property upon which the Building exists, subject to Screen Owner’s removal obligations hereunder.  Building Owner acknowledges Screen Owner’s continuing unrestricted ownership, control and right to remove the Screen.

(b)           When this Agreement has been terminated, Screen Owner hereby authorizes Building Owner to file on behalf of Screen Owner any UCC termination statements, releases of fixture filings, lien releases, discharges of security interests, and other similar discharge or release documents, and, if applicable, in recordable form, and, upon request of Building Owner, Screen Owner shall sign and deliver any such UCC termination statements, releases of fixture filings, lien releases, discharges of security interests, and other similar discharge or release documents as are reasonably necessary to release, as of record, all of Screen Owner’s notices of security interests and liens previously filed by Screen Owner with respect to this Agreement, and any such UCC termination statements, releases of fixture filings, lien releases, discharges of security interests, and other similar discharge or release documents filed by Building Owner, whether or not signed by Screen Owner shall be deemed authorized by Screen Owner under section 9-509(d) of the UCC and under otherwise applicable law.

ARTICLE 5
Duties of Parties with Respect to Advertising

5.1           During the Term of this Agreement, Screen Owner shall diligently contact entities involved in the sale of Advertising in the out of home advertising market for the possible placement of Advertising on the Screen during the Term hereof.  Screen Owner, in order to fulfill its obligations under this Section 5.1, will use its best efforts to engage such a third-party advertiser(s) (the “Advertiser”) for the purposes set forth in the preceding sentence.  If an Advertiser is engaged by Screen Owner, Screen Owner and Building Owner will share in Screen Owner’s share of Eligible Revenue (as defined below) that Screen Owner actually receives under any agreement between any such Advertiser and Screen Owner as described below.  The terms of any such agreement between any Advertiser and Screen Owner will be as set forth in a mutually acceptable agreement executed between Screen Owner and Advertiser (and approved by Building Owner) and nothing contained in this Agreement shall require Screen Owner to accede to any demand or to enter into any such agreement except as it may deem appropriate in the reasonable exercise of its discretion.  Screen Owner shall not, to the detriment of Building Owner or the Building, enter into agreements for advertising on screens located at other buildings and Screen Owner shall use best efforts to ensure that the Screen is continuously “active”  (i.e.  the Screen shall contain Advertising or other content 24 hours a day, 7 days a week).  If Building Owner enters into any agreement with any Advertiser for the placement of Advertising on the Screen, then any revenues actually received by Building Owner pursuant to any such agreement shall constitute Eligible Revenue hereunder and be subject to the terms of Article 6 below.

5.2           The Advertising on the Screen shall not contain content which: (a) infringes on proprietary rights of others; (b) is obscene or pornographic; (c) is defamatory, libelous, or slanderous; (d) advocates any politically partisan, religious or other publicly controversial, non-commercial viewpoint or agenda; (e) advertises tobacco products or businesses or which relates to sexually-oriented products or businesses; (f) advertises Kohl’s or J.C. Penny; or (g) advertises alcohol products or businesses where such advertisement is not otherwise in compliance with the standards set forth on Exhibit B attached hereto.  Building Owner may reasonably request that Screen Owner remove selected content that is of particular offense to Building Owner or a tenant within the Building or to Target (or any other advertiser that advertises on Target’s sign locations) and Screen Owner shall promptly remove such content.  Screen Owner shall not advertise persons or entities primarily engaged in the business of owning and/or managing office properties, whether directly, indirectly or through affiliates, anywhere in the world and/or any advertising for any entity that directly promotes the sale, acquisition or leasing of commercial real estate.  In addition to the foregoing, Screen Owner shall not display any advertisements at the Building for a direct competitor of a “Major Tenant” of the Building, unless and until Screen Owner obtains the written consent of the Building Owner, which may be withheld in Building Owner’s sole discretion.  Upon Building Owner’s issuance of the written consent to Screen Owner under this Section 5.2, Screen Owner shall not be liable for any claims, losses or damage, whether direct, indirect or consequential, asserted against or sustained by Building Owner, its employees, officers, directors, agents or contractors arising from or relating to any issuance of such written consent.  “Major Tenant” means any tenant of the Building leasing one full floor or more.

ARTICLE 6
Revenue Sharing

6.1           All monies actually received by Screen Owner or Building Owner from the sale (either directly by Screen Owner or Building Owner or by way of sale by an Advertiser) of any form of advertising which is displayed or to be displayed on the Screen, however arising, and which is sold by Screen Owner, Building Owner or Advertiser (the “Advertising”) is covered by this Agreement (“Revenue”).  The term “Eligible Revenue” as used herein shall mean all Revenue actually received during the Term hereof or thereafter, to the extent such Revenue is attributable to any Advertising placed or displayed upon the Screen during the Term hereof, after deducting therefrom (i) commissions to Screen Owner for Advertising sold directly by Screen Owner (as opposed to by way of sale by an Advertiser), which commission shall in no event exceed 15% and (ii) commercially reasonable commissions for Advertising sold by a third party Advertiser.

6.2           Screen Owner and Building Owner shall receive the following portion of Eligible Revenue (to the extent such Eligible Revenue exists) hereunder:

 (a) From and after the date that the Screen is installed and first becomes fully operational during the Initial Term (as hereinafter defined):

(1) The first  Eligible Revenue shall be paid to the Building Owner in the amount of $5,000 times the number of months remaining in the Initial Term (any unpaid amounts to Building Owner shall accrue and earn simple interest at the rate of 8% per annum);

(2) Screen Owner shall receive the next $100,000.00 of Eligible Revenue during the Initial Term; and

(3) Thereafter all additional Eligible Revenue during the Initial Term shall be shared equally between the Parties; and

 (b) On an annual basis commencing on the first day after the Initial Term:

(1)  The first $60,000 of Eligible Revenue shall be paid to the Building Owner, at the rate of $5,000.00 per month (any unpaid amounts to Building Owner shall accrue and earn simple interest at the rate of 8% per annum);

(2) Screen Owner shall receive the next $200,000.00 of Eligible Revenue; and

(3) Thereafter all additional Eligible Revenue on an annual basis shall be shared equally between the Parties.

For purposes of this Section 6.2, the term “Initial Term” shall mean the period of time between the execution date of this Agreement and June 30, 2011, and the term “annual basis” shall mean each of the following 12 month periods: (a) the 12 month period between the July 1, 2011 and June 30, 2012, inclusive; (b) the 12 month period between July 1, 2012 and June 30, 2013, inclusive; (c) the 12 month period between July 1, 2013, and June 30, 2014, inclusive; and (d) each 12 month period thereafter during any continuation of this Agreement beyond June 30, 2014.  Any Eligible Revenue that is to be paid to the Building Owner hereunder during the Initial Term shall be prorated on a daily basis for any partial month during such Initial Term.

6.3          (a)           All Eligible Revenue which is to be paid hereunder shall be paid by the initial recipient thereof to the other Party within 30 days of its receipt thereof by such initial recipient.

(b)           Either Party shall be entitled, upon prior notice to the other Party, to direct the withholding from distribution such funds as it determines appropriate as determined in the reasonable exercise of its discretion for set asides for possible claims or disputes arising with any Advertiser or third party.

6.4           Each Party shall bear responsibility for all taxes and withholdings applicable to its portion of Eligible Revenue.

6.5           Screen Owner shall maintain such customary controls over accounting and financial transactions relating to the Advertising as is necessary to minimize the risk of error, omission, or theft or fraudulent activity by employees of Screen Owner.  Screen Owner shall prepare and deliver to Building Owner monthly sales information as reasonably requested by Building Owner.  Building Owner may perform any audit or investigation relating to the Screen and Screen Owner shall deliver to Building Owner all relevant documentation and support relating to such audit or investigation.  If Building Owner’s appointees discover deficiencies in internal controls or errors in bookkeeping, Screen Owner shall correct the same within the shortest possible time and shall inform Building Owner in writing of the action taken to effect such correction.

6.6           In the event Screen Owner enters into a single agreement for the placement of Advertising on screens at multiple locations (i.e. - for locations in addition to the Building), Screen Owner agrees that any revenues generated from such Advertising shall be equitably allocated to the Screen.

ARTICLE 7
Liability and Insurance

7.1           Screen Owner shall not be liable for any indirect or consequential claims, losses or damages, asserted against or sustained by Building Owner, its employees, officers, directors, agents or contractors arising from or relating to any use of the Screen unless such claims, losses or damages are as a result of the gross negligence or wilful misconduct of Screen Owner.

7.2           Screen Owner shall indemnify, defend and hold harmless Building Owner from and against all loss, cost, damage, expense, fines, claims, liabilities, and suits (including reasonable attorneys’ fees and reasonable costs and expenses of defending against the same) (collectively “Loss”) resulting from or in connection with (1) any negligence, or reckless or intentional misconduct by Screen Owner, its representatives, agents, contractors, and/or subcontractors, and its and their respective employees, agents, and representatives (except if and to the extent such Loss results from the negligence or reckless or intentional misconduct of the Building Owner), (2) any claim, dispute, action or cause of action concerning copyright, trademark, patent or other intellectual property in connection with the Screen, and/or the use or operation thereof, (3) any work performed in or at the Building by Screen Owner, its contractors or subcontractors, or its or their employees (including, without limitation, Building Contractors), and/or (4) any claim, dispute, action or cause of action concerning the content of the Advertising.

7.3           Building Owner shall indemnify, defend and hold harmless Screen Owner from and against all Loss resulting from or in connection with any negligence, or reckless or intentional misconduct of Building Owner, its representatives, agents, contractors (other than Screen Owner), and/or subcontractors (other than Screen Owner’s subcontractors), and its and their respective employees, agents, and representatives (except if and to the extent such Loss results from the negligence or reckless or intentional misconduct of Screen Owner).

7.4           (a)           During the Term, Screen Owner shall maintain at its sole cost and expense, in an amount equal to full replacement cost, fire and extended coverage insurance on an “all risk” basis on the Screen (including builder’s risk coverage during the performance of any work, it being agreed that Screen Owner and its contractors shall also be required to maintain such builder’s risk coverage).  Coverage shall be written with an insurance company that has an A.M. Best rating of A/X or better and is permitted to provide such insurance in the state where the Building is located.

(b)           During the Term, Screen Owner shall maintain, at its sole cost and expense, at least the following insurance on an occurrence basis, at its expense, (i) Workers Compensation insurance in accordance with the laws of the state of New York; (ii) Employer's liability insurance in an amount not less than $1,000,000; (iii) Commercial General Liability for bodily injury liability and property damage liability with limits of $20,000,000 each occurrence, including contractual liability coverage; and (iv) unless included in the commercial general liability coverage required to be maintained by Screen Owner, personal injury and advertising injury insurance in an amount not less than $20,000,000 per occurrence.

(c)           Screen Owner shall also (i) name Building Owner and the other parties set forth on Exhibit B attached hereto (or such other parties as are in privity of estate with Building Owner as may from time to time be designated in a written notice by Building Owner to Screen Owner) as additional insureds to Screen Owner’s Commercial General Liability (including the coverage required under Section 7.4(b)(iv) above) and excess liability coverage policies, (ii) require each insurer to endeavor to give at least thirty (30) days prior written notice to Building Owner of any policy cancellation, and (iii) ensure that each insurance company has an A.M. Best Rating of A/X or better and each is permitted under applicable law to provide such insurance in the state of New York.  Screen Owner shall provide certificates of insurance to Building Owner, at Building Owner’s request, evidencing the foregoing for each policy year during the term of this Agreement.

(d)           During the performance of any work or alterations, including but not limited to, the installation and removal of the Screen, Screen Owner and its contractors and sub-contractors shall maintain, at its and their sole cost and expense, such other insurance as Building Owner may reasonably require based upon adverse, material unexpected developments encountered during the installation or alteration process which exposes Building Owner to substantial additional risks that were not known, and which could not have been known after diligent inquiry, by Building Owner.

(e)           Building Owner and Screen Owner waive (and shall cause their respective insurance carriers to waive) any and all rights of recovery and claims against the other for any loss or damage that may occur to Building Owner or Screen Owner or any party claiming by, through or under Building Owner or Screen Owner, as the case may be, with respect to the Building or the Screen, any addition or improvements thereto, or any contents therein, by reason of fire, the elements or any other cause or casualty, regardless of cause or origin, including the negligence of Building Owner or Screen Owner, to the extent such loss or damage is covered by, and proceeds received under, any policies of insurance maintained by the waiving party (or which would have been covered had the waiving party maintained the insurance required to be maintained by it pursuant to this Agreement).

7.5           In the event of a major casualty to the Building or if the Screen is damaged as a result of a casualty, either Party shall have the right to terminate this Agreement upon ten (10) days notice to the other Party.

7.6           THE LIABILITY OF BUILDING OWNER FOR BUILDING OWNER’S OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO BUILDING OWNER’S INTEREST FROM TIME TO TIME IN THE BUILDING AND SCREEN OWNER AND ANY PERSON OR ENTITY CLAIMING BY OR THROUGH SCREEN OWNER SHALL NOT LOOK TO ANY OTHER PROPERTY OR ASSETS OF BUILDING OWNER OR THE PROPERTY OR ASSETS OF ANY PERSON OR ENTITY OTHER THAN BUILDING OWNER IN SEEKING EITHER TO ENFORCE BUILDING OWNER’S OBLIGATIONS UNDER THIS AGREEMENT OR TO SATISFY A JUDGMENT FOR BUILDING OWNER’S FAILURE TO PERFORM SUCH OBLIGATIONS; AND NO OTHER PERSON OR ENTITY SHALL BE LIABLE FOR THE PERFORMANCE OF BUILDING OWNER’S OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 8
Display Responsibilities

8.1           For any Advertising which Building Owner desires to place upon the Screen, Building Owner shall make all Advertising available to Screen Owner in such form and at such time as shall allow Screen Owner adequate time to display the Advertising in accordance with the terms of the agreement applicable thereto.  Building Owner shall also supply Screen Owner with any agreement relating to the display of such Advertising promptly upon execution of the same by Building Owner and Advertiser.

ARTICLE 9
Term and Termination

9.1           This Agreement shall commence on the date hereof.

9.2           The term of this Agreement shall be to and through June 30, 2014, (the “Term”), subject to Section 9.4 below.  Upon the expiration of the Agreement, the Screen shall be removed from the Building by Screen Owner and any damage caused to the Building by such removal shall be repaired by Screen Owner in accordance with the provisions of Section 2.3 hereof.  Any failure by Screen Owner to fully comply with the foregoing removal obligation shall be deemed an abandonment of the Screen, in which case Building Owner shall have the right to remove the Screen at Screen Owner’s sole cost and expense.  This Agreement shall continue on a month to month basis after the Term unless either Party gives ten (10) days advance notice to the other that it desires to terminate the Agreement.

9.3           Upon termination or expiration of this Agreement, all rights of Screen Owner to sell or place Advertising on the Screen shall immediately cease and the Parties shall do any other acts reasonably required by Screen Owner in connection with such termination or expiration.  Screen Owner shall remain liable for the proportionate share of Eligible Revenue payments attributable to Building Owner related to activities performed under this Agreement prior to termination.

9.4                      Screen Owner or Building Owner may terminate this Agreement at any time upon the giving of 30 days notice if at the end of any 12 month period ending on June 30 of any year during the Term of this Agreement after the Initial Term the minimum annual “Eligible Revenue” of $260,000 is not achieved.  In addition, if Building Owner sells the Building as provided in Section 14.1(e) then Building Owner shall have the right, upon not less than ninety (90) days prior written notice to Screen Owner, to terminate this Agreement.

ARTICLE 10
Screen Owner’s Representations and Warranties

Screen Owner represents and warrants that, as of the effective date of this Agreement:

(a)           Screen Owner is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified to carry on its business in such other jurisdictions as may be necessary.

(b)           Screen Owner has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations hereunder.  The execution and delivery of this Agreement does not, and the performance of Screen Owner’s obligations hereunder will not violate, or be in conflict with, any material provision of Screen Owner’s governing documents, or any material provision of any agreement or instrument to which Screen Owner is a party or by which it is bound, or, to Screen Owner’s Knowledge, any judgment, decree, order, statute, rule or regulation applicable to Screen Owner.  (The term “Knowledge”, as used in this Agreement, shall mean the actual knowledge of the officers of each of the Parties after reasonable inquiry.)

(c)           This Agreement constitutes Screen Owner’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

ARTICLE 11
Building Owner’s Representations and Warranties

Building Owner represents and warrants that, as of the effective date of this Agreement:

(a)           Building Owner is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in such other jurisdictions as may be necessary.

(b)           Building Owner has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of Building Owner’s governing documents, or any material provision of any agreement or instrument to which Building Owner is a party or by which it is bound or, to any judgment, decree, order, statute, rule or regulation applicable to Building Owner.

(c)           This Agreement constitutes Building Owner’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(d)           There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement.

ARTICLE 12
Disputes; Governing Law

12.1           Any dispute which may arise in connection with this Agreement, and in particular, any dispute concerning its validity, construction, performance, or termination, regardless of whether it arises before or after the expiration of this Agreement, shall be submitted to binding arbitration in New York, New York, United States of America, under the Commercial Rules (Expedited Procedures) of the American Arbitration Association, except that, in order to control costs, no depositions will be permitted and written discovery will be limited to the maximum extent practicable under the circumstances. This Agreement shall be governed by the laws of the State of New York.

ARTICLE 13
Events of Breach

13.1           Each of the following shall be deemed to be an “Event of Breach” by Screen Owner under this Agreement: (i) Screen Owner shall fail to pay, in whole or in part, any amount due hereunder, and such failure shall continue for a period of five (5) business days after written notice of such breach from Building Owner is received by Screen Owner; (ii) if, at any time (x) the Screen is unreadable as a result of an equipment malfunction or does not otherwise perform to industry standards or (y) Screen Owner fails to permanently remove offensive content as required pursuant to Section 5.2 hereof, and Screen Owner fails to cure within 48 hours after notice from Building Owner; or (iii) Screen Owner shall fail to comply with any other provision of this Agreement (other than as described in clause (i) or (ii) above), and such failure shall continue for a period of ten (10) days after Screen Owner receives written notice of such breach describing such breach in reasonable detail from Building Owner (provided, however, if such failure cannot reasonably be cured within such ten (10) day period, an Event of Breach shall be deemed to have occurred only if Screen Owner shall fail to commence to cure such condition within such ten (10) day period and thereafter fails to diligently pursue the same to completion).

13.2           Each of the following shall be deemed to be an “Event of Breach” by Building Owner under this Agreement: (i) Building Owner fails to comply with any provision of this Agreement and said failure continues for a period of ten (10) days after Building Owner receives written notice describing the breach in reasonable detail (provided that if such failure cannot reasonably be cured within such ten (10) days, an Event of Breach shall be deemed to have occurred only if Building Owner fails to commence to cure such breach within ten (10) days after receiving notice of such breach from Screen Owner, and thereafter fails to diligently pursue the same to completion), or (ii) the Building, during the Term of this Agreement, is no longer used as a commercial office building.

13.3           Upon an Event of Breach the non-breaching party may (i) upon five (5) days written notice to the breaching party terminate this Agreement, and/or (ii) subject to any other provisions in this Agreement, avail itself of any other remedies available to it at law or in equity.

ARTICLE 14
Miscellaneous

14.1        (a)           This Agreement is the entire agreement between the Parties with respect to its subject matter, and supersedes all promises and representations made by any Party concerning the obligations to be performed under this Agreement, and the terms applicable thereto.

(b)           This Agreement may not be supplemented, amended or modified, except in writing by a duly authorized representative all of the Parties.

(c)           The failure of any Party to insist, in any one or more instances upon the performance of any term, condition, or covenant of this Agreement shall not be construed as a waiver or relinquishment of such Party’s right to future performance of such term, condition or covenant, and the other Party’s or Parties’ obligations in respect of such future performance shall continue in full force and effect.

(d)           Screen Owner shall have the unrestricted right to transfer, assign or pledge (“Transfer”) all of its right, title and interest in and to the Screen and/or the entity comprising the Screen Owner, together with all of its rights, duties and obligations under this Agreement, to Lawrence F. DeGeorge, DeGeorge Holdings Three, LLC, ADTI Media, LLC, or any of their respective affiliates or subsidiaries (collectively, “Permitted Assignees”) without the consent of Building Owner so long as such Permitted Assignee delivers to Building Owner a written instrument unconditionally assuming and agreeing to be bound by all of the terms and conditions of this Agreement applicable to Screen Owner at the time of the Transfer.  Notwithstanding any such transfer, assignment or pledge to a Permitted Assignee, however, Screen Owner shall not be released from any liabilities arising under this Agreement in existence at the time of the Transfer.  Screen Owner shall not Transfer, directly or indirectly, all or any portion of its respective rights or delegate any portion of its respective rights or delegate all or any portion of its duties hereunder to any person or entity that is not a Permitted Assignee without the prior written consent of Building Owner, which consent may be withheld in Building Owner’s sole discretion.  Any attempted assignment or transfer of custody contrary to the terms of this limitation shall be void and of no force or effect ab initio.

(e)           Building Owner shall have the unrestricted right to transfer, assign or pledge, in whole or in part and/or directly or indirectly, its right, title and interest in and to the Building and/or the entity comprising the Building Owner without the consent of Screen Owner; provided, however, that in the event of an assignment, transfer or pledge in connection with a sale, lease or other disposition of the Building (including by foreclosure or transfer in lieu thereof), the transferee of the Building delivers to Screen Owner a written instrument unconditionally assuming and agreeing to be bound by all of the terms and conditions of this Agreement applicable to Building Owner at the time of the assignment or other transfer, then Building Owner shall be released from any and all liability thereafter accruing and provided, further that at any time after the first year of the Term of this Agreement, Building Owner shall have the right to terminate this Agreement in connection with such sale, lease or other disposition of the Building.

(f)           The Parties agree to reasonably cooperate and assist in the exercise of each other’s rights under this Agreement.

(g)           Nothing in this Agreement shall constitute or be deemed to constitute or to create an agency or similar relationship between the Parties.

(h)           The headings of the Articles and sections of this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(i)           This Agreement may be executed by the Parties in any number of counterparts, each of which shall together constitute a single instrument.  Telecopied or emailed scans of original signatures shall be considered binding.

14.2         NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE REFERENCE TO THE SCREEN’S STANDARDS IN ARTICLE 13, SCREEN OWNER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SCREEN AND BUILDING OWNER HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES SCREEN OWNER FOR ANY LIABILITY RELATED THERETO.

14.3         The Parties acknowledge that both Screen Owner and Building Owner have an interest in ensuring that, while the Screen is installed at the Building, it always operates and performs in a manner that positively enhances the value and reputation of Screen Owner’s business of manufacturing and selling similar screens and the value of the Building.  Accordingly, if at any time, (i) in Screen Owner’s judgment and in its absolute discretion, the operation, performance or use of the Screen on the Building is not positively enhancing Screen Owner’s business, then Screen Owner may forthwith terminate this Agreement and (ii) in Building Owner’s judgment and in its absolute discretion, the operation, performance or use of the Screen is adversely affecting the value or operations of the Building, then Building Owner may forthwith terminate this Agreement.

14.4         All information disclosed by one Party to the other shall be deemed confidential and proprietary and shall be held in strict confidence by the other save and except to the extent disclosure to other professionals is required for the purposes of providing advice with respect to the transactions herein contemplated or as required by law or reporting requirements.  In the event that the transactions herein contemplated do not proceed, each Party shall return to the other all documents and data in whatever format received from the other or subsequently converted.

14.5         No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached any provision set forth in this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, explosion, war, invasion, riot or other civil unrest; (c) actions, embargoes or blockades in effect on or after the date of this Agreement; (d) national or regional emergency; (e) compliance with any law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority; (f) shortage of adequate power or telecommunications or transportation facilities; or (g) any other event which is beyond the reasonable control of such Party.  Each of the foregoing a “Force Majeure Event.”  The Party suffering a Force Majeure Event shall give notice to the other Party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized; provided, however, that Screen Owner has the right to terminate this Agreement if the Force Majeure Event continues for thirty (30) days or more by providing written notice thereof to Building Owner, whereupon this Agreement shall forthwith terminate.  During the Force Majeure Event, the non-affected Party may similarly suspend its performance obligations until such time as the affected Party resumes performance.

14.6         Except as otherwise expressly provided, all notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission, when received, (iii) if mailed, five (5) business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one day after sending.  All notices shall be addressed as follows:

If to Screen Owner:

Advance Display Technologies, Inc.
42230 Zevo Drive
Temecula, CA 92590
Attn:  Jim Martindale
Telephone: (951) 795-4446
Fax: (951) 795-4450

With a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO  80202
Attn:  S. Lee Terry, Jr.
Telephone: (303) 892-7484
Fax:  (303) 893-1379

If to Building Owner:

Times Square Tower Associates LLC
c/o Boston Properties Limited Partnership.
599 Lexington Avenue
New York, New York 10022
Attn.: Robert E. Selsam
Telephone: (212) 326-4000
Fax: (212) 326-4050

With a copy to:

Times Square Tower Associates LLC
c/o Boston Properties Limited Partnership
599 Lexington Avenue
New York, New York 10022
Attn.:  Matthew W. Mayer, Esq.
Telephone: (212) 326-4025
Fax: (212) 326-4050

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

14.7           This Agreement shall be subordinate to any ground lease, mortgage or deed of trust presently existing or hereafter arising upon the Building or to any renewals, modifications, consolidations, refinancing, and extensions thereof.  At Building Owner’s request, from time to time, Screen Owner will execute and deliver to Building Owner reasonable instruments confirming such subordination.

14.8           As an inducement to Building Owner to enter into this Agreement, Screen Owner hereby represents and warrants that: (i) Screen Owner is not, nor is it owned or controlled directly or indirectly by any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Screen Owner is not (nor is it owned or controlled directly or indirectly by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Screen Owner (and any person, group or entity which Screen Owner controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation, any assignment of this Agreement or the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation.  In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Screen Owner hereunder shall be covered by the indemnity provisions of this Agreement, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement.

14.9           Nothing herein contained shall create a landlord or tenant relationship between the Parties.

14.10         Screen Owner warrants and represents that Screen Owner has not dealt with any broker in connection with the consummation of this Agreement; and in the event any claim is made against Building Owner relative to dealings by Screen Owner with brokers, Screen Owner shall defend the claim against Building Owner with counsel of Screen Owner's selection first approved by Building Owner (which approval will not be unreasonably withheld) and save harmless and indemnify Building Owner on account of loss, cost or damage which may arise by reason of such claim.

14.11         Screen Owner will provide a security deposit in the amount of $50,000 (“Security Deposit”) to Building Owner.  The Security Deposit shall be in such form as Screen Owner shall determine in the exercise of its reasonable judgment, including by way of example and not limitation, in cash, by letter of credit or such other form as will provide Building Owner with readily available funds in the event that Building Owner shall have the right to access and use the Security Deposit as hereinbelow described.  The sole and exclusive purposes and uses of the Security Deposit by Building Owner shall be (i) to apply such sums to any payments due to Building Owner pursuant to Article 6 hereunder and (ii) to defray the direct costs incurred by Building Owner in (x) removing the Screen from the Building if, and only if, Screen Owner fails to remove the Screen from the Building within ninety (90) days from the date of termination of this Agreement and/or (y) repairing any damage caused by Screen Owner in removing the Screen.

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the date first above written.

Advance Display Technologies, Inc.

By:	/s/ Jim Martindale
Jim Martindale, Executive Vice President of Manufacturing & Chief Operations Officer

Times Square Tower Associates LLC

By:	/s/
Its: Vice President